Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
May 23, 2013

SEARS HOLDINGS REPORTS FIRST QUARTER 2013 RESULTS
HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its first quarter 2013 results. In summary, we reported:

•
Net loss attributable to Holdings' shareholders of $279 million, or $2.63 loss per diluted share, compared to net income of $189 million, or $1.78 earnings per diluted share, in the prior year quarter;

•	Adjusted EBITDA of $(8) million for the first quarter of 2013 compared to $160 million in the prior year quarter;

•	Adjusted loss per diluted share for the quarter of $1.29 and $0.51 in 2013 and 2012, respectively;

•
Domestic comparable store sales declined 3.6% in the first quarter of 2013, as much of the country experienced a cooler spring than last year. Sears Canada's comparable store sales declined 2.6% in the quarter;

•	Our online business on sears.com and kmart.com grew 20% over the prior year first quarter;

•	SHOP YOUR WAY members generated over 60% of our revenues at Sears Domestic and Kmart;

•	Gross margin rate decreased 220 basis points for the first quarter of 2013 compared to the prior year first quarter; and

•
Continued discipline of our investment in inventory with Domestic inventory declining $903 million from the prior year first quarter. Excluding the inventory related to the Sears Hometown and Outlet businesses, Domestic inventory declined approximately $500 million.

“Our recent financial performance has not been acceptable, although we have seen some positive momentum as sales per member increased and our online business grew 20% in the quarter,” said Eddie Lampert, Sears Holdings' Chairman and Chief Executive Officer. “During the quarter, we have accelerated our activity to transform Sears Holdings into a leading Integrated Retailer that fosters relationships with members through our SHOP YOUR WAY platform. We launched new mobile capabilities, like Member Assist, which allows our members to communicate directly with our consultative store sales staff remotely in a manner most convenient for our members. We believe that if we leverage technology to provide our members with the easiest, most seamless shopping experience possible, we will be successful.”
First Quarter Revenues and Comparable Store Sales
Revenues decreased $818 million to $8.5 billion for the quarter ended May 4, 2013, as compared to revenues of $9.3 billion for the quarter ended April 28, 2012. The decrease in revenue was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation, lower comparable store sales and the separation of the Sears Hometown and Outlet businesses which occurred in the third quarter of 2012. We recorded revenues from Sears Hometown and Outlet Stores, Inc. (“SHO”) of approximately $430 million, primarily related to merchandise sold to SHO for resale, in the first quarter of 2013. The prior year quarter included revenues of approximately $620 million related to the Sears Hometown and Outlet businesses' merchandise sales to its customers. Domestic store closures accounted for approximately $375 million of the decrease from the prior year quarter. First quarter revenues also included a decrease of $19 million due to foreign currency exchange rates.
For the quarter, domestic comparable store sales declined 3.6%, comprised of decreases of 4.6% at Kmart and 2.4% at Sears Domestic. The decline at Kmart reflects decreases in most categories, with the largest declines occurring in our highly competitive transactional categories such as grocery & household, pharmacy and drugstore.

The decline at Sears Domestic of 2.4% predominately was driven by weather related declines in the lawn & garden category. Excluding lawn & garden, comparable store sales would have increased 0.3%. This slight increase was due to increases in the apparel and home categories, which were partially offset by declines in the consumer electronics and tools categories. The Sears Domestic apparel category has achieved comparable store sales increases for seven consecutive quarters.
Operating Performance
For the quarter, our gross margin decreased $411 million to $2.2 billion in 2013 due to the above noted decline in sales as well as a decline in gross margin rate for the quarter. Gross margin included expense of $8 million in the first quarter of 2013 related to store closings while the first quarter of 2012 included gross margin of $159 million from the Sears Hometown and Outlet businesses. Excluding these items, gross margin decreased $244 million.
As compared to the prior year, Kmart's gross margin rate for the first quarter declined 220 basis points primarily due to decreases in the apparel and grocery & household categories, resulting from increased clearance markdowns and timing of vendor allowances, respectively. Sears Domestic's gross margin rate declined 250 basis points for the quarter primarily due to selling merchandise to SHO at cost pursuant to the terms of the separation, which accounted for approximately 160 basis points of the decline. We also experienced a decrease in the automotive category due to increased commodity costs. Sears Canada's gross margin rate declined 90 basis points for the first quarter due to an increase in inventory reserve requirements.
Selling and administrative expenses decreased $227 million in the first quarter of 2013 compared to the prior year quarter and included expenses related to domestic pension plans, store closings and severance of $46 million and $75 million for 2013 and 2012, respectively. The first quarter of 2012 also included selling and administrative expenses of $122 million related to the Sears Hometown and Outlet businesses. Excluding these items, selling and administrative expenses declined $76 million due to decreases in payroll and advertising expenses.
We reported an operating loss of $247 million for the first quarter of 2013 which compares to operating income of $315 million for the first quarter of 2012. Operating loss for the first quarter of 2013 included expenses related to domestic pension plans, store closings, store impairments and severance, which aggregated to $63 million. Operating income for the first quarter of 2012 included expenses related to domestic pension plans, store closings and severance, as well as gains on sales of assets and operating income from the Sears Hometown and Outlet businesses which aggregated to operating income of $346 million. Excluding these items, we would have had an operating loss of $184 million and $31 million in the first quarter of 2013 and 2012, respectively. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
Our effective tax rate for the first quarter of 2013 was a benefit of 3.0% compared with an expense rate of 25.7% in 2012. Our tax rate continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits would be realized. In addition, the first quarter of 2013 benefited from favorable audit settlements.
Our fiscal 2013 first quarter was comprised of the 13-week period ended May 4, 2013, while our fiscal 2012 first quarter was comprised of the 13-week period ended April 28, 2012. This one week shift in sales had no impact on the domestic comparable store sales results reported herein due to the fact that for purposes of reporting domestic comparable store sales for the first quarter, weeks one through 13 for fiscal 2013 have been compared to weeks two through 14 of fiscal year 2012, thereby eliminating the impact of the one week shift.
Financial Position
“Last November, we announced that we would be considering actions to raise at least $500 million of additional liquidity in 2013,” said Rob Schriesheim, Sears Holdings' Chief Financial Officer. “As one of a number of options available to us, we are currently in the process of evaluating strategic alternatives for our Protection Agreement business, including a possible sale, joint venture or recapitalization of the business, or some combination of these alternatives. These alternatives could, if successful, create additional liquidity, in excess of our minimum target of $500 million, but there is of course no assurance that we will complete any transaction relating to the Protection Agreement business in 2013. Regardless of the outcome of this process, Protection Agreements are and will continue to be an integral part of our value proposition for our members, particularly in our Home Appliance business. Sears of course will continue to service all existing agreements as well as continue to sell and service protection agreements going forward."
We had cash balances of $481 million at May 4, 2013 ($378 million domestic and $103 million at Sears Canada) as compared to $618 million ($380 million domestic and $238 million at Sears Canada) at February 2, 2013. The decrease in cash during the first quarter of 2013 was primarily due to higher working capital needs at Sears Canada.
Merchandise inventories at May 4, 2013 were $7.9 billion, as compared to $8.8 billion at April 28, 2012. Domestic inventory decreased $903 million to $7.1 billion at May 4, 2013. Excluding the inventory related to the Sears Hometown and Outlet businesses, domestic inventory decreased approximately $500 million from the prior year's first quarter driven by both improved productivity and store closures. Sears Domestic inventory decreased in virtually all categories, with the most notable decreases in the tools, consumer electronics and apparel categories. Kmart inventory also decreased in virtually all categories with the most notable decreases in the consumer electronics, grocery & household, drugstore and apparel categories.
Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.8 billion at May 4, 2013, compared to $3.1 billion at February 2, 2013. The increase in borrowings funded the quarterly operations, including the loss for the period, seasonal inventory build, pension contributions and capital expenditures. Availability under our credit facilities was $1.8 billion ($1.2 billion domestic and $0.6 billion at Sears Canada, prior to taking into consideration possible reserves) at May 4, 2013.
Adjusted EBITDA
In addition to our net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement. Adjusted EBITDA is computed as net income (loss) attributable to Sears Holdings Corporation appearing on the statements of operations excluding income (loss) attributable to noncontrolling interests, income tax (expense) benefit, interest expense, interest and investment income, depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results, including the results of the Sears Hometown and Outlet businesses that were included in our results of operations prior to the separation.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended
millions	May 4, 2013	April 28, 2012
Net income (loss) attributable to SHC per statement of operations	$(279)	$189
Income (loss) attributable to noncontrolling interests	(13)	5
Income tax expense (benefit)	(9)	67
Interest expense	61	66
Interest and investment income	(7)	(12)
Operating income (loss)	(247)	315
Depreciation and amortization	191	202
Gain on sales of assets	(14)	(395)
Before excluded items	(70)	122

Closed store reserve and severance	13	34
Domestic pension expense	41	41
Impairment charges	8	—
Adjusted EBITDA	$(8)	$197

SHO separation	—	(37)
Adjusted EBITDA as defined	$(8)	$160
% to revenues	(0.1)%	1.8%
Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	May 4, 2013	April 28, 2012	May 4, 2013	April 28, 2012
Kmart	$—	$101	—%	3.0%
Sears Domestic	3	71	0.1%	1.6%
Sears Canada	(11)	(12)	(1.3)%	(1.3)%
Total Adjusted EBITDA as defined	$(8)	$160	(0.1)%	1.8%
Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the first quarter of fiscal 2013. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; possible limits on our access to capital markets and other financing sources, including incremental financings under the accordion feature of our domestic credit agreement and additional second lien financings, with respect to which we do not have commitments from our lenders; our ability to successfully achieve our plans to generate liquidity, reduce inventory and reduce fixed costs; whether we choose to pursue, and, if so, our ability to complete, possible strategic alternatives we are exploring, including with respect to our protection agreement business on terms that are favorable to us, on intended timetables or at all; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge of such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer with more than 2,500 full-line and specialty retail stores in the United States and Canada and the home of SHOP YOUR WAY, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands' End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation's largest provider of home services, with more than 14 million service and installation calls made annually, and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2013 ENERGY STAR® " Partner of the Year - Sustained Excellence Award" for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings || Facebook: http://www.facebook.com/SHCCareers

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Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions, except per share data	May 4, 2013	April 28, 2012
REVENUES
Merchandise sales and services	$8,452	$9,270
COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,296	6,703
Gross margin dollars	2,156	2,567
Gross margin rate	25.5%	27.7%
Selling and administrative	2,218	2,445
Selling and administrative expense as a percentage of total revenues	26.2%	26.4%
Depreciation and amortization	191	202
Impairment charges	8	—
Gain on sales of assets	(14)	(395)
Total costs and expenses	8,699	8,955
Operating income (loss)	(247)	315
Interest expense	(61)	(66)
Interest and investment income	7	12
Income (loss) before income taxes	(301)	261
Income tax (expense) benefit	9	(67)
Net income (loss)	(292)	194
(Income) loss attributable to noncontrolling interests	13	(5)
NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(279)	$189

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted earnings (loss) per share	$(2.63)	$1.78
Diluted weighted average common shares outstanding	106.0	106.1

Sears Holdings Corporation
Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change
	(Unaudited)

millions	May 4, 2013	April 28, 2012	February 2, 2013
ASSETS
Current assets
Cash and cash equivalents	$471	$777	$609
Restricted cash	10	7	9
Accounts receivable	608	644	635
Merchandise inventories	7,900	8,817	7,558
Prepaid expenses and other current assets	462	383	454
Total current assets	9,451	10,628	9,265
Property and equipment, net	5,910	6,436	6,053
Goodwill	379	841	379
Trade names and other intangible assets	2,871	2,922	2,881
Other assets	785	780	762
TOTAL ASSETS	$19,396	$21,607	$19,340

LIABILITIES
Current liabilities
Short-term borrowings	$1,754	$1,103	$1,094
Current portion of long-term debt and capitalized lease obligations	72	151	83
Merchandise payables	2,862	3,258	2,761
Other current liabilities	2,403	2,885	2,683
Unearned revenues	922	961	931
Other taxes	440	511	480
Short-term deferred tax liabilities	382	518	382
Total current liabilities	8,835	9,387	8,414
Long-term debt and capitalized lease obligations	1,929	1,975	1,943
Pension and postretirement benefits	2,638	2,666	2,730
Other long-term liabilities	2,107	2,134	2,126
Long-term deferred tax liabilities	966	867	955
Total Liabilities	16,475	17,029	16,168
EQUITY
Total Equity	2,921	4,578	3,172
TOTAL LIABILITIES AND EQUITY	$19,396	$21,607	$19,340

Total common shares outstanding	106.4	106.4	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 4, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,103	$4,507	$842	$8,452

Cost of sales, buying and occupancy	2,398	3,293	605	6,296
Gross margin dollars	705	1,214	237	2,156
Gross margin rate	22.7%	26.9%	28.1%	25.5%

Selling and administrative	713	1,255	250	2,218
Selling and administrative expense as a percentage of total revenues	23.0%	27.8%	29.7%	26.2%
Depreciation and amortization	33	133	25	191
Impairment charges	—	8	—	8
Gain on sales of assets	(13)	(1)	—	(14)
Total costs and expenses	3,131	4,688	880	8,699
Operating loss	$(28)	$(181)	$(38)	$(247)

Number of:
Kmart Stores	1,211	—	—	1,211
Full-Line Stores	—	798	118	916
Specialty Stores	—	53	343	396
Total Stores	1,211	851	461	2,523

	13 Weeks Ended April 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,415	$4,938	$917	$9,270

Cost of sales, buying and occupancy	2,565	3,487	651	6,703
Gross margin dollars	850	1,451	266	2,567
Gross margin rate	24.9%	29.4%	29.0%	27.7%

Selling and administrative	752	1,415	278	2,445
Selling and administrative expense as a percentage of total revenues	22.0%	28.7%	30.3%	26.4%
Depreciation and amortization	33	143	26	202
Gain on sales of assets	(5)	(228)	(162)	(395)
Total costs and expenses	3,345	4,817	793	8,955
Operating income	$70	$121	$124	$315

Number of:
Kmart Stores	1,290	—	—	1,290
Full-Line Stores	—	831	122	953
Specialty Stores	—	1,302	371	1,673
Total Stores	1,290	2,133	493	3,916

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
	May 4, 2013				April 28, 2012
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(28)	$(181)	$(38)	$(247)	$70	$121	$124	$315
Depreciation and amortization	33	133	25	191	33	143	26	202
Gain on sales of assets	(13)	(1)	—	(14)	(5)	(228)	(162)	(395)
Before excluded items	(8)	(49)	(13)	(70)	98	36	(12)	122

Closed store reserve and severance	8	3	2	13	3	31	—	34
Domestic pension expense	—	41	—	41	—	41	—	41
Impairment charges	—	8	—	8	—	—	—	—
Adjusted EBITDA	$—	$3	$(11)	$(8)	$101	$108	$(12)	$197

SHO separation	—	—	—	—	—	(37)	—	(37)
Adjusted EBITDA as defined	$—	$3	$(11)	$(8)	$101	$71	$(12)	$160
% to revenues	—%	0.1%	(1.3)%	(0.1)%	3.0%	1.6%	(1.3)%	1.8%

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 4, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Tax Matters	As Adjusted
Gross margin impact	$2,156	$—	$8	$—	$2,164
Selling and administrative impact	2,218	(41)	(5)	—	2,172
Depreciation and amortization impact	191	—	(1)	—	190
Impairment charges impact	8	—	(8)	—	—
Operating loss impact	(247)	41	22	—	(184)
Income tax benefit impact	9	(15)	(9)	104	89
Loss attributable to noncontrolling interest impact	13	—	(1)	—	12
After tax and noncontrolling interest impact	(279)	26	12	104	(137)
Diluted loss per share impact	$(2.63)	$0.25	$0.11	$0.98	$(1.29)

	13 Weeks Ended April 28, 2012
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Mark-to-Market Gains	Tax Matters	As Adjusted - Reported	SHO Separation	As Adjusted(1)
Gross margin impact	$2,567	$—	$—	$—	$—	$—	$2,567	$(159)	$2,408
Selling and administrative impact	2,445	(41)	(34)	—	—	—	2,370	(122)	2,248
Depreciation and amortization impact	202	—	—	—	—	—	202	(2)	200
Gain on sales of assets impact	(395)	—	—	386	—	—	(9)	—	(9)
Operating income impact	315	41	34	(386)	—	—	4	(35)	(31)
Interest expense impact	(66)	—	—	—	—	—	(66)	1	(65)
Other income impact	—	—	—	—	1	—	1	—	1
Income tax expense impact	(67)	(15)	(13)	145	—	(37)	13	13	26
Income attributable to noncontrolling interest impact	(5)	—	—	8	—	—	3	—	3
After tax and noncontrolling interest impact	189	26	21	(233)	1	(37)	(33)	(21)	(54)
Diluted earnings per share impact	$1.78	$0.25	$0.20	$(2.20)	$0.01	$(0.35)	$(0.31)	$(0.20)	$(0.51)
(1) Adjusted to reflect the results of the Sears Hometown and Outlet businesses that were included in our results of operations prior to the separation.